LIVE NATION ENTERTAINMENT REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Highlights (year-over-year):
•	Revenue Up 10% for the Quarter to $3.2 Billion
•	Operating Income Up 27% for the Quarter to $172 Million
•	Adjusted Operating Income Up 23% for the Quarter to $319 Million
•	73 Million Concert Tickets Sold for 2019 Shows, Up Over 4 Million through mid-July
•	Sponsorship & Advertising Committed Net Revenue Up 18% Year-to-Date
•	Ticketmaster Fee-Bearing GTV Up 11% for the Quarter

LOS ANGELES – July 25, 2019 – Live Nation Entertainment, Inc. (NYSE: LYV) today released financial results for the three and six months ended June 30, 2019.

The company delivered strong growth for the quarter, with operating income up 27%, adjusted operating income (“AOI”) up 23%, and revenue up 10%. Each of our businesses contributed to these results, with all of them delivering double-digit operating income and AOI growth in the second quarter.

We continue to benefit from a strong tailwind in the live event, experience-based economy of today. The global ticket revenue from our concerts is up 16% for the first half of the year, as we continue to see a strong supply of artists touring matched with global consumer demand. And within this, the ticket revenue from concerts outside our top 100 artists is up 32% so far this year, demonstrating that the demand for live music is strong and growing from the largest stadiums to the local clubs.

We have created the most scalable and unparalleled business model in the industry, building a platform that brings over 570 million fans in 45 countries to live events each year. With our key metrics in concerts, sponsorship and ticketing all pacing well ahead of last year, we are confident that in 2019 the company will again deliver double-digit operating income and AOI growth.

Concerts Growing Fanbase
Starting with our concerts business, through mid-July we have sold over 73 million tickets for shows this year, up 6% or approximately 4.5 million tickets from the same point last year. This puts us on track to have nearly 100 million fans attend approximately 38,000 concerts this year.

In the second quarter, we had 27 million fans attend 10,000 shows, up 7% and 9%, respectively, from last year, and by far our largest second quarter ever. As a result, for the quarter we grew operating income by 45%, AOI by 33% and revenue by 11%. Our international business has been particularly strong through the first half, growing our fan base by 2.5 million fans with the greatest growth coming from our arenas, stadiums and theaters.

Globally, we continue to work with artists to enable them to capture the value from their shows - through optimized pricing and Ticketmaster tools such as Platinum, we have delivered over $500 million in incremental value to artists since the start of 2018. Through this, we have seen no reduction in demand, with global sell-through rates across our stadiums, arenas and amphitheaters as strong as last year.

Further, at our venues we continue to increase average per fan spending by enhancing the fan experience, providing reasons for them to arrive earlier, spending less time in line and improving the quality of food and beverage offerings. As a result, we currently expect our ancillary revenue per fan at our amphitheaters to grow by approximately $2.50 this year.

Overall, we see tremendous opportunity to continue growing our global market share, both organically and via targeted acquisitions. Our just announced acquisition of OCESA in Mexico, one of the top global promoters, continues our mission of building a global fan base to over 125 million fans.

All this gives me confidence that we will again deliver double-digit operating income and AOI growth in our concerts business this year.

Sponsorship & Advertising Connecting Brands With Fans
Our sponsorship business leverages our platform of nearly 100 million fans, providing brands a unique opportunity to connect directly with music fans at scale. By continuing to attract new brand partners and expand relationships with existing ones, we grew operating income by 14%, AOI by 12% and revenue by 8% for the quarter.

Much of our growth continues to come from large strategic partnerships, all of whom utilize a mix of our assets and span multiple years. This group accounts for over 70% of our total sponsorship, and the number of these sponsors has grown double-digits this year as we have added companies such as

Adobe, Hyundai and Google. As a result, the committed spend by these strategic sponsors is also up double-digits through mid-July.

Globally, festivals in particular provide an attractive opportunity for sponsors to engage fans at a time when they are receptive to brand messages. And once again, our festival sponsorship is on track for revenue per fan to be up double-digits this year, thanks in part to a growing portfolio of marquee festivals including Lollapalooza, Rock in Rio and EDC, which are of particular interest to brand partners.

Given the attractiveness of our platform to brands, and the double-digit growth in committed net revenue for the year, we currently expect to deliver sponsorship operating income and AOI growth in the mid-to-high teens for the full year.

Ticketmaster Leading the Market in Digital Transformation
Ticketmaster continues to demonstrate that it is the best global ticketing marketplace for venues, teams, artists and fans, with fee-bearing gross transaction value (“GTV”) growth of 13% at constant currency in the quarter, making it our highest second quarter GTV ever. As a result, Ticketmaster’s operating income was up 31%, AOI was up 20% and revenue was up 6% for the quarter.

The addition of major clients such as Evenko in Canada, Chase Center in the U.S., the O2 in Prague, and 150 others worldwide further validates that Ticketmaster is content’s choice as the most effective ticketing platform in the world, with leading technology to service venues, sports teams and artists, and with an efficient marketplace that attracts and converts ticket buyers. Our industry-leading digital ticketing rollout is ahead of schedule, with Presence now expected to be installed at over 600 venues in the U.S. this year, including over 80% of major sports buildings and Live Nation amphitheaters.

And as the ticket is increasingly digital, we have also focused on ensuring our mobile marketplaces are the easiest place for fans to buy and manage their tickets. Because of that, we have seen a continued shift to mobile ticket buying, up 22% from the second quarter last year and now accounting for 45% of global ticket sales year to date. At the same time, we have been improving the consumer purchase process, which has increased conversion across both mobile and desktop.

As Ticketmaster continues to be an effective and efficient ticketing solution for content and fans alike, we expect to drive growth in GTV and operating results for the full year.

Summary
In summary, 2019 is on track for the company to deliver double-digit operating income and AOI growth along with strong gains in revenue.

Each of our businesses is contributing to this success, starting with concerts as we put on more shows for more fans, then continuing to monetize fans at the concert, sell more tickets to events of all types, and further deliver value to our sponsors from our platform of nearly 100 million fans.

Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photo Credits: Jonas Brothers - Zachary Mazur/Getty Images; Jennifer Lopez - Theo Wargo/Getty Images; Khalid - Chris McKay/Getty Images

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance, operational matters and potentially other material developments. Interested parties should visit the “News / Events” section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be posted to the “Financial Info” section of the website. A replay of the webcast will also be available on the Live Nation website.

a
Notice Regarding Financial Statements
The company has provided certain financial statements at the end of this press release for reference. These financial statements should be read in conjunction with the full financial statements, and the notes thereto, set forth in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit investors.livenationentertainment.com.

Investor Contact:                    Media Contact:
Jackie Beato                        Carrie Davis
(310) 867-7143                    (310) 975-6941
IR@livenation.com                    CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 2nd QUARTER
(unaudited; $ in millions)

	Q2 2019 Reported	Q2 2018 Reported	Growth	Q2 2019 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$2,639.5	$2,380.7	11%	$2,694.2	13%
Ticketing	370.8	351.2	6%	377.0	7%
Sponsorship & Advertising	151.5	139.9	8%	154.1	10%
Other and Eliminations	(4.8)	(3.6)	(33%)	(4.8)	(33%)
	$3,157.0	$2,868.3	10%	$3,220.5	12%

Operating Income (Loss)
Concerts	$60.7	$41.8	45%	$62.4	49%
Ticketing	64.1	49.1	31%	64.5	31%
Sponsorship & Advertising	91.4	80.5	14%	93.4	16%
Other and Eliminations	(0.2)	(3.6)	94%	(0.2)	94%
Corporate	(44.4)	(33.1)	(34%)	(44.4)	(34%)
	$171.6	$134.7	27%	$175.7	30%

Adjusted Operating Income (Loss)
Concerts	$132.8	$99.5	33%	$135.3	36%
Ticketing	123.8	102.9	20%	125.1	22%
Sponsorship & Advertising	98.4	88.1	12%	100.4	14%
Other and Eliminations	(1.3)	(4.4)	70%	(1.3)	70%
Corporate	(34.5)	(25.7)	(34%)	(34.5)	(34%)
	$319.2	$260.3	23%	$325.0	25%

FINANCIAL HIGHLIGHTS – 6 MONTHS
(unaudited; $ in millions)

	6 Months 2019 Reported	6 Months 2018 Reported	Growth	6 Months 2019 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$3,957.6	$3,419.7	16%	$4,050.3	18%
Ticketing	708.4	723.6	(2%)	721.5	—%
Sponsorship & Advertising	226.6	214.5	6%	231.7	8%
Other and Eliminations	(7.8)	(7.0)	(11%)	(7.8)	(11%)
	$4,884.8	$4,350.7	12%	$4,995.7	15%

Operating Income (Loss)
Concerts	$1.6	$(22.1)	*	$1.4	*
Ticketing	106.7	113.9	(6%)	107.3	(6%)
Sponsorship & Advertising	123.5	111.6	11%	127.2	14%
Other and Eliminations	(0.3)	(7.0)	96%	(0.3)	96%
Corporate	(83.8)	(67.8)	(24%)	(83.8)	(24%)
	$147.7	$128.7	15%	$151.8	18%

Adjusted Operating Income (Loss)
Concerts	$138.2	$83.9	65%	$140.7	68%
Ticketing	224.2	223.9	—%	226.7	1%
Sponsorship & Advertising	138.3	127.0	9%	142.0	12%
Other and Eliminations	(2.7)	(8.8)	69%	(2.7)	69%
Corporate	(63.4)	(51.9)	(22%)	(63.5)	(22%)
	$434.6	$374.1	16%	$443.2	18%
* percentages are not meaningful

•	As of June 30, 2019, total cash and cash equivalents were $2.3 billion, which includes $777 million in ticketing client cash and $363 million in free cash.

•	Event-related deferred revenue was $1.6 billion at each of June 30, 2019 and 2018.

•	For the quarter ended June 30, 2019, net cash used in operating activities was $176 million and free cash flow — adjusted was $220 million.

•	We currently expect capital expenditures for the full year to be approximately $310 million, with more than half to be revenue generating capital expenditures.

•	We currently expect the amortization of non-recoupable ticketing contract advances for the full year 2019 to be in line with the last few years of expense.

KEY OPERATING METRICS

	Q2 2019	Q2 2018	6 Months 2019	6 Months 2018
	(in thousands except estimated events)
Concerts (1)
Events:
North America	6,920	6,342	12,455	11,133
International	3,039	2,756	5,577	5,140
Total estimated events	9,959	9,098	18,032	16,273
Fans:
North America	15,730	16,108	24,672	22,898
International	11,177	9,145	17,132	14,590
Total estimated fans	26,907	25,253	41,804	37,488
Ticketing (2)
Fee-bearing tickets	53,185	48,140	103,211	101,170
Non-fee-bearing tickets	53,749	52,997	120,864	119,562
Total estimated tickets	106,934	101,137	224,075	220,732

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The fee-bearing tickets estimated above include primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This metric includes primary tickets sold during the period regardless of event timing, except for our own events where our concert promoters control ticketing and which are reported as the events occur. The non-fee-bearing tickets estimated above include primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, along with tickets sold on our ‘do it yourself’ platform.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by (Used in) Operating Activities

($ in millions)	Q2 2019	Q2 2018
Net cash used in operating activities	$(175.8)	$(255.7)
Changes in operating assets and liabilities (working capital)	444.0	466.1
Free cash flow from earnings	$268.2	$210.4
Less: Maintenance capital expenditures	(34.9)	(23.2)
Distributions to noncontrolling interests	(13.5)	(11.6)
Free cash flow — adjusted	$219.8	$175.6

Net cash used in investing activities	$(196.8)	$(225.7)

Net cash used in financing activities	$(26.4)	$(89.5)

($ in millions)	6 Months 2019	6 Months 2018
Net cash provided by operating activities	$293.3	$519.8
Changes in operating assets and liabilities (working capital)	52.2	(225.6)
Free cash flow from earnings	$345.5	$294.2
Less: Maintenance capital expenditures	(59.4)	(41.1)
Distributions to noncontrolling interests	(63.4)	(31.1)
Free cash flow — adjusted	$222.7	$222.0

Net cash used in investing activities	$(281.7)	$(314.4)

Net cash provided by (used in) financing activities	$(97.9)	$314.7

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	June 30, 2019
Cash and cash equivalents	$2,270.3
Client cash	(777.2)
Deferred revenue — event-related	(1,573.2)
Accrued artist fees	(119.5)
Collections on behalf of others	(36.4)
Prepaid expenses — event-related	598.8
Free cash	$362.8

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding anticipated double-digit operating income and adjusted operating income growth with strong gains in revenue for the company in 2019, including double-digit operating income and adjusted operating income growth in the company’s concerts business, operating income and adjusted operating income growth in the mid-to-high teens for sponsorship, and growth in gross transaction value and operating results for Ticketmaster; projected attendance at the company’s concerts of nearly 100 million fans with approximately 38,000 events in 2019; expectations that ancillary revenue per fan at the company’s amphitheaters will grow by approximately $2.50 for the year; the strength of the opportunity for the company to continue growing its global concerts market share, both organically and via targeted acquisitions; anticipated double-digit growth in festival sponsorship revenue per fan for the year; and the expectation that Presence will be installed at over 600 venues in the U.S. in 2019, including over 80% of major sports buildings and Live Nation amphitheaters. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that the company defines as operating income (loss) before certain stock-based compensation expense, loss (gain) on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration obligations, and acquisition-related severance and compensation). The company uses AOI to evaluate the performance of our operating segments. The company believes that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. The company calculates currency impacts as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior period’s currency exchange rates. The company presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that the company defines as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. The company uses FCF among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Amortization of non-recoupable ticketing contract advances	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended June 30, 2019

Concerts	$60.7	$3.1	$(0.2)	$54.2	$—	$14.9	$132.8	$2.5	$135.3
Ticketing	64.1	1.6	0.1	39.5	18.2	0.3	123.8	1.3	125.1
Sponsorship & Advertising	91.4	0.7	—	6.4	—	—	98.4	2.0	100.4
Other and Eliminations	(0.2)	—	—	0.1	(1.2)	—	(1.3)	—	(1.3)
Corporate	(44.4)	6.3	—	3.6	—	—	(34.5)	—	(34.5)
Total Live Nation	$171.6	$11.7	$(0.1)	$103.8	$17.0	$15.2	$319.2	$5.8	$325.0

	Three Months Ended June 30, 2018

Concerts	$41.8	$4.0	$0.1	$46.5	$—	$7.1	$99.5	$—	$—
Ticketing	49.1	1.2	—	35.0	17.4	0.2	102.9	—	—
Sponsorship & Advertising	80.5	0.5	—	7.1	—	—	88.1	—	—
Other and Eliminations	(3.6)	—	—	0.2	(1.1)	—	(4.4)	—	—
Corporate	(33.1)	6.4	—	1.0	—	—	(25.7)	—	—
Total Live Nation	$134.7	$12.1	$0.1	$89.8	$16.3	$7.3	$260.3	$—	$—

	Six Months Ended June 30, 2019

Concerts	$1.6	$6.6	$(0.4)	$105.6	$—	$24.7	$138.2	$2.4	$140.7
Ticketing	106.7	3.1	0.1	76.9	36.9	0.5	224.2	2.5	226.7
Sponsorship & Advertising	123.5	1.3	—	13.4	—	—	138.3	3.7	142.0
Other and Eliminations	(0.3)	—	—	0.3	(2.6)	—	(2.7)	—	(2.7)
Corporate	(83.8)	13.9	—	6.5	—	—	(63.4)	—	(63.5)
Total Live Nation	$147.7	$24.9	$(0.2)	$202.7	$34.3	$25.2	$434.6	$8.6	$443.2

	Six Months Ended June 30, 2018

Concerts	$(22.1)	$5.9	$0.1	$92.1	$—	$7.9	$83.9	$—	$—
Ticketing	113.9	2.3	—	68.6	38.5	0.5	223.9	—	—
Sponsorship & Advertising	111.6	0.7	—	14.7	—	—	127.0	—	—
Other and Eliminations	(7.0)	—	—	0.4	(2.3)	—	(8.8)	—	—
Corporate	(67.8)	14.1	—	1.9	—	—	(51.9)	—	—
Total Live Nation	$128.7	$22.9	$0.1	$177.7	$36.3	$8.3	$374.1	$—	$—

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2019	December 31, 2018
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,270,341	$2,371,540
Accounts receivable, less allowance of $35,215 and $34,225, respectively	1,096,754	829,320
Prepaid expenses	858,469	597,866
Restricted cash	14,638	6,663
Other current assets	44,685	42,685
Total current assets	4,284,887	3,848,074
Property, plant and equipment
Land, buildings and improvements	1,101,316	984,558
Computer equipment and capitalized software	782,994	742,737
Furniture and other equipment	356,597	329,607
Construction in progress	129,418	160,028
	2,370,325	2,216,930
Less accumulated depreciation	1,344,857	1,270,337
	1,025,468	946,593
Operating lease assets	1,186,909	—
Intangible assets
Definite-lived intangible assets, net	753,490	661,451
Indefinite-lived intangible assets	368,846	368,854
Goodwill	1,925,725	1,822,943
Long-term advances	575,787	420,891
Other long-term assets	408,275	428,080
Total assets	$10,529,387	$8,496,886
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$989,570	$1,037,162
Accounts payable	170,274	90,253
Accrued expenses	1,339,881	1,245,465
Deferred revenue	1,890,997	1,227,797
Current portion of long-term debt, net	55,409	82,142
Current portion of operating lease liabilities	120,065	—
Other current liabilities	39,527	67,047
Total current liabilities	4,605,723	3,749,866
Long-term debt, net	2,708,642	2,732,878
Long-term operating lease liabilities	1,138,893	—
Deferred income taxes	169,985	137,067
Other long-term liabilities	113,060	204,977
Commitments and contingent liabilities
Redeemable noncontrolling interests	385,328	329,355
Stockholders’ equity
Common stock	2,101	2,091
Additional paid-in capital	2,296,010	2,268,209
Accumulated deficit	(968,312)	(1,019,223)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(148,791)	(145,231)
Total Live Nation stockholders’ equity	1,174,143	1,098,981
Noncontrolling interests	233,613	243,762
Total equity	1,407,756	1,342,743
Total liabilities and equity	$10,529,387	$8,496,886

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands except share and per share data)
Revenue	$3,157,009	$2,868,315	$4,884,837	$4,350,699
Operating expenses:
Direct operating expenses	2,327,414	2,135,107	3,479,018	3,067,191
Selling, general and administrative expenses	513,497	476,438	978,363	911,049
Depreciation and amortization	103,826	89,785	202,738	177,656
Loss (gain) on disposal of operating assets	(101)	108	(248)	146
Corporate expenses	40,787	32,152	77,243	65,962
Operating income	171,586	134,725	147,723	128,695
Interest expense	36,792	35,519	73,307	68,203
Interest income	(3,818)	(2,705)	(6,366)	(3,888)
Equity in loss (earnings) of nonconsolidated affiliates	(5,828)	313	(8,972)	(3,402)
Other expense (income), net	(430)	6,443	(3,833)	6,771
Income before income taxes	144,870	95,155	93,587	61,011
Income tax expense	28,750	11,799	32,708	18,683
Net income	116,120	83,356	60,879	42,328
Net income attributable to noncontrolling interests	12,765	13,997	9,968	6,875
Net income attributable to common stockholders of Live Nation	$103,355	$69,359	$50,911	$35,453

Basic net income per common share available to common stockholders of Live Nation	$0.43	$0.25	$0.12	$0.01
Diluted net income per common share available to common stockholders of Live Nation	$0.41	$0.24	$0.11	$0.01

Weighted average common shares outstanding:
Basic	209,998,048	207,331,781	209,456,196	207,031,642
Diluted	219,977,612	215,105,119	219,107,351	215,075,203

Reconciliation to net loss available to common stockholders of Live Nation:
Net income attributable to common stockholders of Live Nation	$103,355	$69,359	$50,911	$35,453
Accretion of redeemable noncontrolling interests	(13,515)	(17,172)	(25,827)	(33,557)
Net income available to common stockholders of Live Nation—basic	$89,840	$52,187	$25,084	$1,896
Convertible debt interest, net of tax	86	—	—	—
Net income available to common stockholders of Live Nation—diluted	$89,926	$52,187	$25,084	$1,896

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2019	2018
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$60,879	$42,328
Reconciling items:
Depreciation	106,015	85,493
Amortization	96,723	92,163
Amortization of non-recoupable ticketing contract advances	34,267	36,285
Amortization of debt issuance costs and discounts, net	10,828	9,298
Non-cash compensation expense	24,926	22,946
Other, net	11,902	5,694
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(256,575)	(229,016)
Increase in prepaid expenses and other assets	(380,285)	(604,699)
Increase in accounts payable, accrued expenses and other liabilities	5,880	112,065
Increase in deferred revenue	578,763	947,269
Net cash provided by operating activities	293,323	519,826
CASH FLOWS FROM INVESTING ACTIVITIES
Advances of notes receivable	(13,931)	(69,346)
Collection of notes receivable	5,337	14,481
Investments made in nonconsolidated affiliates	(28,931)	(38,201)
Purchases of property, plant and equipment	(135,940)	(100,641)
Cash paid for acquisitions, net of cash acquired	(87,595)	(93,256)
Purchases of intangible assets	(20,614)	(27,620)
Other, net	20	188
Net cash used in investing activities	(281,654)	(314,395)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	558	857,121
Payments on long-term debt	(21,933)	(372,650)
Distributions to noncontrolling interests	(63,373)	(31,143)
Purchases and sales of noncontrolling interests, net	(1,463)	(131,093)
Proceeds from exercise of stock options	10,199	10,854
Taxes paid for net share settlement of equity awards	(10,259)	(8,602)
Payments for deferred and contingent consideration	(19,962)	(14,655)
Other, net	8,323	4,899
Net cash provided by (used in) financing activities	(97,910)	314,731
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6,983)	(48,671)
Net increase (decrease) in cash, cash equivalents and restricted cash	(93,224)	471,491
Cash, cash equivalents and restricted cash at beginning of period	2,378,203	1,828,822
Cash, cash equivalents and restricted cash at end of period	$2,284,979	$2,300,313